Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Presidio Production Co

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock	(1)	Other	1,962,240	$11.74	$23,036,697.60	0.0001381	$3,181.37

Total Offering Amounts:							$23,036,697.60		3,181.37
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$3,181.37

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Offering Note(s)

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

Pursuant to Rules 457(c) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is $11.74 (the average of the high and low prices of our Class A Common Stock as reported on the NYSE on July 27, 2026).